SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Home City Financial Corporation

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Explanation:     The following letter will be included in the Home City Financial Corporation 2005 Annual Report to Shareholders.
[Home City Financial Corporation Logo]
Dear Shareholder:
As I write this letter to you, I have completed my third year as CEO of Home City Financial Corporation (“HCFC”) and Home City Federal Savings Bank of Springfield (“Home City”) and am preparing for my fourth Annual Meeting of Shareholders. This annual report is special to me from the perspective that much of the information reflects these same three years of our financial performance. As you read the annual report, note that net income has continued to increase since we reported $457,000, or $.62 earnings per share, for the year ended December 31, 2002. For the year ended December 31, 2005, I am pleased to report net income of $837,000, compared to the prior year of $682,000, a 23% increase in net income. Earnings per share increased from $.86 in 2004 to $1.02 in 2005. The majority of our operating ratios, such as return on average assets, return on average equity and net interest margin, continue to improve. Our net income is generally a reflection of the performance in our net interest income. Net interest income is defined as the difference between total interest expense paid on our deposits and borrowings subtracted from our total loan and investment interest income. For the year ended December 31, 2005, net interest income was $1,704,000, compared to the prior year of $4,402,000. The increase in net interest income reflects Home City’s ability to manage the interest rate risk associated with an increasing rate environment.
While I am pleased to report an increase in net income, Home City continues to provide for potential future loan losses. When Home City provides for anticipated loan losses, this has the effect of decreasing income. In 2005, Home City provided $705,000 for anticipated loan losses, compared to the prior year provision of $200,000. Although we provided $705,000, our actual net charge-offs in 2005 were $88,000.
Home City is required by applicable law and regulation to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. Home City exceeded all of its capital requirements at December 31, 2005 and 2004.
At the upcoming Annual Meeting, you will be asked to approve amendments to the articles of incorporation of HCFC, which will result in our paying to certain shareholders $17.10 per share for their HCFC common shares and enabling us to terminate HCFC’s status as a public reporting company with the Securities and Exchange Commission, as disclosed in the proxy statement. HCFC’s Board of Directors has carefully considered the terms of the proposed amendments and cash out and has determined that they are fair to, and in the best interests of, HCFC and its shareholders, and unanimously recommends that you vote “FOR” the approval of the amendments.

I would ask you to refer Home City to your friends and family for all their banking needs. You will find Home City has attractive home mortgage and commercial loan rates, as well as competitive deposit rates.
As a locally owned community bank in Clark County, Home City recognizes the importance of local decision making, competitive deposit and loan rates and good old fashioned customer service where we know your name. We want our customers to feel “Right...at Home”.
Sincerely,

/s/ J. William Stapleton

J. William Stapleton
President, CEO & COO